EXHIBIT 99.5

OPENWAVE SYSTEMS INC.

2006 STOCK INCENTIVE PLAN

RESTRICTED STOCK BONUS GRANT NOTICE

(FOR RESTRICTED STOCK BONUS AWARDS – TIME-BASED VESTING)

Openwave Systems Inc. (the “Company”), pursuant to its 2006 Stock Incentive Plan (the “Plan”), hereby provides notice (“Grant Notice”) of the grant to Participant of the number of restricted shares of the Company’s Common Stock set forth below (“Award”). This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Bonus Agreement, the Plan and the form of Assignment Separate from Certificate, all of which are attached hereto and incorporated herein in their entirety.

Participant:	[ ]
Grant Date:	[ ]
Vesting Commencement Date:	[ ]
Number of Restricted Shares:	[ ]

Vesting Schedule:	[not less than three years]

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Bonus Agreement and the Plan. Participant further acknowledges that as of the Grant Date, this Grant Notice, the Restricted Stock Bonus Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company under the Plan and supersede all prior oral and written agreements on that subject.

OPENWAVE SYSTEMS INC.		PARTICIPANT:

By:
	Signature	Signature

Title:	Secretary	Date: _____________________________________________________________

Date:

ATTACHMENTS:	Restricted Stock Bonus Agreement, 2006 Stock Plan and form of Assignment Separate from Certificate.

Attachment I

Restricted Stock Bonus Agreement

OPENWAVE SYSTEMS INC.

2006 STOCK INCENTIVE PLAN

RESTRICTED STOCK BONUS AGREEMENT

(FOR RESTRICTED STOCK BONUS AWARDS – TIME-BASED VESTING)

Pursuant to the terms of the Restricted Stock Bonus Grant Notice (“Grant Notice”) and this Restricted Stock Bonus Agreement (“Agreement”) (collectively, the “Award”), Openwave Systems Inc. (the “Company”) grants you shares of Common Stock of the Company pursuant to the Company’s 2006 Stock Incentive Plan (“Plan”), subject to the restrictions and conditions contained herein. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1.        GRANT OF STOCK. The Company hereby grants to you, the aggregate number of restricted shares of Common Stock (the “Restricted Shares”) specified in your Grant Notice.

2.        ASSIGNMENT SEPARATE FROM CERTIFICATE. You agree to execute three (3) copies of the Assignment Separate From Certificate (with date and number of shares blank) in the form attached to the Grant Notice as Attachment III and to deliver the same to the Company [within three business days after receipt of this Agreement], along with the certificate or certificates evidencing the Restricted Shares (if such Restricted Shares have been issued in certificated form), to be held by U.S. Stock Transfer Corporation as the initial transfer agent for the Restricted Shares, or any successor to U.S. Stock Transfer Corporation as transfer agent determined by the Company (“Transfer Agent”), whether in certificated or uncertificated form as shall be determined by the Company in consultation with the Transfer Agent, until the Restricted Shares have vested.

3.        VESTING. Subject to the limitations contained herein, the Restricted Shares will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your employment or service with the Company and its Subsidiaries and Affiliates (“Termination”). A Termination shall be deemed to occur if (i) you are a Consultant or non-Employee Director at the time of grant and subsequently become an Employee or (ii) you are an Employee at the time of grant and subsequently become a Consultant or non-Employee Director.

4.        NUMBER OF SHARES. The number of Restricted Shares subject to your Award shall be adjusted from time to time for changes in capitalization, as provided in the Plan.

5. SECURITIES LAW COMPLIANCE. You will not be issued any shares under your Award unless the shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

6.        COMPANY’S REACQUISITION RIGHT.

(a) The Company shall, simultaneously with your voluntary or involuntary Termination for any reason (including death or Disability), automatically reacquire, without any requirement to make any payment or provide other consideration therefor, all of the Restricted Shares that have not yet vested in accordance with the Vesting Schedule on the Grant Notice (the “Reacquisition Right”).

(b) The shares issued under your Award shall be held by the Transfer Agent, until the shares have vested and the Company’s Reacquisition Right has lapsed.

(c) Subject to the provisions of your Award, you shall exercise all rights and privileges of a shareholder of the Company with respect to the shares held by the Transfer Agent. You shall be deemed to be the holder of the shares for purposes of receiving any dividends that may be paid with respect to such shares and for purposes of exercising any voting rights relating to such shares, even if some or all of such shares have not yet vested and been released from the Company’s Reacquisition Right.

(d) If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of your Award, then in such event any and all new, substituted or additional securities to which you are entitled by reason of your ownership of the Restricted Shares shall be immediately subject to the Reacquisition Right with the same force and effect as the Restricted Shares immediately before such event.

(e) If at any time before the Restricted Shares have vested fully, there occurs (i) a dissolution or liquidation of the Company, (ii) a sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) a merger or consolidation or similar transaction involving the Company or (iv) any other capital reorganization in which at least fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then: (i) if there will be no successor to the business of the Company, the Company shall apply its Reacquisition Right as to all or any portion of the shares then subject to the Reacquisition Right set forth above to the same extent as if your Termination had occurred on the date preceding the date of consummation of said event or transaction, or (ii) if there will be a successor to the Company, the Company shall assign its Reacquisition Right to any successor of the Company, and the Reacquisition Right shall apply in the event of your Termination with such successor on the same basis as set forth above in Section 6(a). In that case, references herein to the “Company” shall be deemed to refer to such successor. In addition, such successor may elect at the time of the assignment to purchase all, but not less than all, of the unvested Restricted Shares held by you at the then current Fair Market Value of the Company’s Common Stock (or the security into which such Common Stock has been converted), and the Reacquisition Right shall thereupon immediately lapse as to all such shares.

7.        RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.

8.        TRANSFERABILITY. Unvested Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary or a transfer pursuant to the laws of descent and distribution shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9.        AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever

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any obligation on your part to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your employment. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective shareholders, boards of directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10.        TAX WITHHOLDING.

(a) At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize, to the fullest extent not prohibited by applicable law, withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award. However, no such withholding shall be made unless the net proceeds from the automatic sale of certain Restricted Shares as set forth in Section 10(d) below are not sufficient to satisfy such withholding obligations.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue a certificate for any of the Restricted Shares or to cause Transfer Agent to release or otherwise transfer any such shares.

(c) In the event that (a) you are not subject to the requirements of Section 16 of the Exchange Act on a date that the Reacquisition Right lapses with respect to some or all of the Restricted Shares (“Lapse Date”) and (b) you have not made a Section 83(b) Election or taken similar action under other applicable law such that you incur a tax liability on such Lapse Date, then [forty five percent (45%)] of those shares of Restricted Shares with respect to which the Reacquisition Right shall have lapsed on the Lapse Date and a Section 83(b) Election was not made or similar action was not taken shall be sold within an administratively reasonable period of time on or after the Lapse Date. The net proceeds from such sale shall be remitted to the relevant tax authorities by Transfer Agent for your benefit in the amounts directed by the Company and any remaining net proceeds, if any, shall be delivered to you.

11.        SECTION 83(b) ELECTION. You hereby acknowledge that you have been informed that, with respect to the grant of Restricted Shares, you may file an election with the Internal Revenue Service, within 30 days of the Grant Date, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed currently on the fair market value of the Restricted Shares on the Grant Date (“Section 83(b) Election”).

YOU ACKNOWLEDGE THAT IF YOU CHOOSE TO FILE AN ELECTION UNDER SECTION 83(b) OF THE CODE, IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY SUCH SECTION 83(b) ELECTION, EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON YOUR BEHALF.

BY SIGNING THIS AGREEMENT, YOU REPRESENT THAT YOU HAVE REVIEWED WITH YOUR OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT YOU ARE RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. YOU UNDERSTAND AND AGREE THAT YOU (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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12.        NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

13.        MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

14.        GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

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Attachment II

2006 Stock Incentive Plan

Attachment III

Form of Assignment Separate from Certificate

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Bonus Grant Notice and Restricted Stock Bonus Agreement (the “Award”), [Name of Grantee] hereby sells, assigns and transfers to Openwave Systems Inc., a Delaware corporation (“Corporation”), or its assignee,                                                               (                        ) shares of the Common Stock of the Corporation, standing in the undersigned’s name on the books of said corporation represented by Certificate No.              herewith, or the securities into which such shares of the Corporation’s Common Stock have been converted under the terms of the Award, and do hereby irrevocably constitute and appoint                                                   as attorney-in-fact to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Award, in connection with the reacquisition of shares of Common Stock of the Corporation issued to the undersigned pursuant to the Award, and only to the extent that such shares remain subject to the Corporation’s Reacquisition Right under the Award.

Dated:

Signature:
[Name of Grantee]

[INSTRUCTION: Please do not fill in any blanks other than the signature line. The purpose of this Assignment is to enable the Company to exercise its Reacquisition Right set forth in the Award without requiring additional signatures on your part.]